UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Filed Pursuant to Rule 424(b)(3)
Registration Number 333-102533

PROSPECTUS SUPPLEMENT NO. 1

Dated September 11, 2003
To Prospectus dated August 8, 2003
CUSIP No. 65686T 10 0

NORTH AMERICAN GENERAL RESOURCES CORPORATION

COMMON STOCK

This prospectus supplement relates to the 8,023,579 shares of our common stock we registered on behalf of selling shareholders.

This prospectus supplement should be read in conjunction with the prospectus dated April 8, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used in this prospectus supplement shall have the meanings given them in the prospectus.

The prospectus is superseded in full by the information appearing below:

SUBJECT TO COMPLETION, Dated August 8, 2003

PROSPECTUS

NORTH AMERICAN GENERAL RESOURCES CORPORATION
8,023,579 SHARES
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. North American General Resources Corporation will not receive any proceeds from this offering. We have set an offering price for these securities of $0.15 per share.

			Proceeds to Selling Shareholders
			Before Expenses and
	Offering Price	Commissions	Commissions

Per Share	$0.15	Not Applicable	$0.15

Total
	$1,203,536.80	Not Applicable	$1,203,536.80

Our common stock is presently not traded on any market or securities exchange. If our common stock becomes traded on the OTC Bulletin Board, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 6-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We will not use this prospectus prior to the date of the registration statement. If required, an interim prospectus will be provided before the SB-2 Registration Statement goes effective.

The date of this prospectus is: August 8, 2003

Market for Common Equity and Related Stockholder Matters	37
Executive Compensation	40
Financial Statements	41
Changes in and Disagreements with Accountants	42
Available Information	42

Summary

NORTH AMERICAN GENERAL RESOURCES CORPORATION

We are an exploration stage company in the preliminary stage of exploring the Wool Bay Property claim for diamondiferous mineralization. To date, we have relied upon information on mineral exploration conducted by others. We have acquired a 70% undivided interest to a mineral claim known as the Wool Bay mineral property located approximately 24 kilometers southeast of Yellowknife, in the Northwest Territories, Canada. We retained Robert F. Brown, a consulting geological engineer, to evaluate this mineral claim for us. Our objective is to conduct mineral exploration activities on the mineral claim in order to assess whether it possesses diamond reserves that are commercially exploitable.

A summary geological report has been prepared by our geologist on the Wool Bay claim. Our geologist has recommended a two-phase exploration program. Our proposed exploration program will form initial stages of exploration to determine the potential for commercially exploitable deposits of diamonds. We have not, nor has any predecessor, identified any commercially exploitable reserves of diamonds on this mineral claim. There is no assurance that a commercially viable diamoniferous deposit exists in our claim until sufficient and appropriate exploration work is done and an evaluation of such work concludes a commercially viable diamoniferous deposit.

Since we are in the exploration stage of our corporate development, we have not yet earned any revenues from our planned operations. As of April 30, 2003, we had $51,189 in cash on hand and liabilities in the amount of $13,225. Accordingly, our working capital position as of April 30, 2003 was $37,934. Since our inception on March 14, 2002 through April 30, 2003, we have incurred a net loss of $139,064. We attribute our net loss to having no revenues to offset our expenses from the acquisition and exploration of our mineral claim, the professional fees related to the creation and operation of our business and the payment of management fees. Our planned exploration program will cost approximately $20,500. Accordingly, it appears we have sufficient working capital to complete our initial exploration program subject to the time it takes to complete the program and other expenses that may be incurred during that time. We are dependent upon financing to pursue any extensive exploration activities. For these reasons our auditors have stated in their report that they have substantial doubt was will be able to continue as a going concern.

We were incorporated on March 14, 2002 under the laws of the state of Nevada. Our principal offices are located at Suite 80 - 8190 King George Highway, Surrey, British Columbia, Canada, V3W 5B7. Our telephone number is 604-594-7004.

The Offering

Securities Being Offered	Up to 8,023,579 shares of our common stock.

Offering Price
The offering price of the common stock is $0.15 per share. We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares	None.
To Be Sold in This Offering

Securities Issued
And to be Issued	14,023,579 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Consolidated Balance Sheet Data	October 31, 2002	April 30, 2003

Cash	$76,217	$51,189
Total Assets	$88,712	$58,707
Liabilities	$3,184	$13,255
Total Stockholders' Equity	$85,528	$45,452

	From Inception	From Inception
Consolidated Statement of Loss and Deficit	through 10/31/02	through 4/30/03

Revenue	$0	$0
Net Loss for the Period	$79,386	$139,064

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition And Business Model

If we do not obtain additional financing, our business will fail

Our current operating funds are sufficient to complete the proposed exploration program; however, they will be insufficient to complete a full exploration of the mineral claim and begin mining operations should the mineral claim prove commercially viable. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of April 30, 2003, we had cash in the amount of $51,189. We currently do not have any operations and we have no income. While we have sufficient funds to carry out the recommended exploration program on the Wool Bay mineral claim, it is likely we will require additional financing in order to complete any subsequent recommended exploration program and to commence any mining operations. We will also require additional financing if the costs of the exploration of our mineral claim are greater than anticipated. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. We currently do not have any arrangements for financing and we may not be able to obtain financing when required.

Because we have not commenced any mining operations, we face a high risk of business failure due to our inability to predict the success of our business

We have not commenced the exploration of our mineral claim, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on March 14, 2002 and to date have been involved primarily in organizational activities, the acquisition of the mineral claim and obtaining a summary geological report. We have not earned any revenues as of the date of this prospectus.

Because of the unique difficulties and uncertainties inherent in mineral exploration and the mining business, we face a high risk of business failure

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In addition, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claim, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Our independent auditor believes there is substantial doubt we can continue as a going concern

Our independent auditor’s believe there is substantial doubt that we can continue as a going concern which, if true, raises substantial doubt that a purchaser of our common stock will receive a return on his or her investment. The Company has incurred a net loss of $139,064 for the period from March 14, 2002 (inception) to April 30, 2003, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. If we are not able to continue as a going concern it is likely any holder of our common stock will lose his or her investment in that stock.

Because access to our mineral claim may be restricted by inclement weather, we may be delayed in our exploration

Access to the Wool Bay mineral claim may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts. Such delays can have a significant negative effect on our results of operations. The property comprises a total area of approximately 206 acres, located 24 kilometers from the town of Yellowknife in the Northwest Territories, Canada. This is an essentially undeveloped area in northern Canada. The area consists of subdued landscape and lakes with forestation. Winters are often severe making access to the property impossible during certain months of the year. The bulk of the target on the Wool Bay mineral claim lies under Great Slave Lake which will require frozen conditions to evaluate by drilling.

Because our president and our vice-president for exploration have only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Mr. Martin Ermer, our president, is a full time employee of Molson Breweries. Mr. Paul Cowley, our vice-president for exploration is employed by Gold City Industries Ltd. and consults for various clients as a geological consultant. Because we are in the early stages of our business, Mr. Ermer and Mr. Cowley will not be spending a significant amount of time on our business. Mr. Ermer expects to expend approximately six hours per week on our business. Mr. Cowley has agreed to spend time on our business on an as needed basis. Later, if the demands of our business require, Mr. Ermer and Mr. Cowley are prepared to adjust their timetables to devote more time to our business. However, it still may not be possible for Mr. Ermer and Mr. Cowley to devote sufficient time to the management of our business as and when needed, because of their other employment. Competing demands on Mr. Ermer’s and Mr. Cowley’s time may lead to a divergence between their interests and the interests of other shareholders.

Risks Related To Legal Uncertainty and Regulations

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Northwest Territories in Canada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares

There is currently no market for our common stock and a market may never develop. We currently plan to apply for listing of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board or, if traded, a public market may never materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 8,023,579 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 57% of the common shares outstanding as of the date of this prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use Of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination Of Offering Price

The $0.15 per share offering price of our common stock was determined based on our internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. $0.15 represents as much as 15 times the original selling price of the shares to the selling shareholders.

We intend to apply to the NASD over-the-counter bulletin board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 8,023,579 shares of common stock offered through this prospectus. The shares include the following:

7,300,284 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on or about June 30, 2002;

703,295 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on or about October 31, 2002;

The following table provides as of August 8, 2003 , information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
4763 NWT LTD. 3502 Raccine Road Yellowknife, NWT X1A 3J2 (Beneficial Owners: Mike Powers, Scott Casselman, Gary Vivian, and Lou Covello)	20,000	20,000	NIL	NIL
JAMES A. ALLEN 12014 208th Str. Maple Ridge, BC V2X 4W8	5,000	5,000	NIL	NIL
DEBBIE ANDERSON 1271 Forestbrook Drive Penticton, BC V2A 2G4	667	667	NIL	NIL
GURMIT SINGH AUJLA 12328 - 69A Avenue Surrey, BC V3W 0A5	100,000	100,000	NIL	NIL
MANJEET BANBAIT 221 - 13325 105 Avenue Surrey, BC V3S 1Z2	50,000	50,000	NIL	NIL
NAVJIT BASSI 8257 152A St. Surrey, BC V3S 8N2	10,667	10,667	NIL	NIL
TODD BONACCI 6216 171A Street Surrey, BC V3S 5S3	500,000	500,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
CHENLENDER KWAR BRAR #133 – 6832 King George Hwy. Surrey, BC V3W 4Z9	7,000	7,000	NIL	NIL
ELIZABETH A. LEA BUBURUZ 2988 O’Hara Lane Surrey, BC V4A 3E5	33,334	33,334	NIL	NIL
GERARD BUGERA 13420 87B Avenue Surrey, BC V3W 6E6	2,500	2,500	NIL	NIL
MALCOLM BURKE #504 – 595 Howe Street Vancouver, BC V6C 2T5	500	500	NIL	NIL
STAN G. M. CAYER P.O. Box 47072 #19, 555 W. 12th Ave., City Square, Vancouver, BC V5Z 3X0	6,667	6,667	NIL	NIL
DANIEL F. COLE 2080 Jordan Avenue Burnaby, BC V5B 4F8	20,000	20,000	NIL	NIL
JOHN WINTERS COWLEY 4355 Huxley Street Burnaby, BC V5G 3E8	5,000	5,000	NIL	NIL
PAUL S. COWLEY #207, 270 W. 1st Street North Vancouver, BC V7M 1B4	1,000	1,000	NIL	NIL
CHRIS CUTHBERT 6 Oakridge Court Brampton, ON L6Z 2A4	50,000	50,000	NIL	NIL
DIANE CUTHBERT 6 Oakridge Court Brampton, ON L6Z 2A4	50,000	50,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
GUSTAVO DA SILVA 11280 Westminster Hwy Richmond, BC V6X 1B3	19,000	19,000	NIL	NIL
DEVINDER S. DHILLON 11663 99A Avenue Surrey, BC V3V 7K5	7,000	7,000	NIL	NIL
MOHINDER KAUR DHILLON 11663 99A Avenue Surrey, BC V3V 7K5	7,000	7,000	NIL	NIL
PAWANJIT DHILLON 11663 99A Avenue Surrey, BC V3V 7K5	7,000	7,000	NIL	NIL
GLEN DICKSON 2322 Kilmarnock Cr. North Vancouver, BC V7J 2Z2	4,964	4,964	NIL	NIL
FARID AHMAD DIN #1002, 1920 Alberni St. Vancouver, BC V6G 1B5	6,667	6,667	NIL	NIL
LEN DIPRIMO #216 - 1530 108th Avenue Surrey, BC V3R 0T8	50,000	50,000	NIL	NIL
HARMAN DOSANJH 12364 81A Avenue Surrey, BC V3W 0X8	100,000	100,000	NIL	NIL
SEAN DOYLE 1126 Keil Crescent White Rock, BC V4B 4W1	100,000	100,000	NIL	NIL
LISA ERMER 7271 188th Street Surrey, BC V4N 3G3	600,000	600,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
JOE FACCONE 6488 Halifax St. Burnaby, BC V5B 2P8	6,000	6,000	NIL	NIL
DANIELLE FIRMAN 8843 204A Street Langley, BC V1M 1A1	20,000	20,000	NIL	NIL
HAROLD D. FORD 9411 Granville Avenue Richmond, BC V6Y 1P9	5,000	5,000	NIL	NIL
LOUISE FORD 9411 Granville Avenue Richmond, BC V6Y 1P9	1,000	1,000	NIL	NIL
ROBERT GALER 11826 - 189B Street Pitt Meadows, BC V3Y 2L2	100,000	100,000	NIL	NIL
SUNNY SINGH GANDHAM 15296 83B Avenue Surrey, BC V3S 8M8	600,000	600,000	NIL	NIL
ROBERT J. GAYTON 5145 Ashfield Road W. Vancouver, BC V7W 2X4	2,000	2,000	NIL	NIL
AJIT S. GILL 12050 90th Avenue Surrey, BC V3W 1B5	4,000	4,000	NIL	NIL
SARBJIT SINGH GILL 9398 - 132nd Street Surrey, BC V3V 5R1	100,000	100,000	NIL	NIL
DAVID GOLDSMITH c/o #414, 850 Burrard St. Vancouver, BC V6Z 2J1	500	500	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
SURJIT SINGH GREWAL 32658 Bevan Avenue Abbotsford, BC V2T 1G6	100,000	100,000	NIL	NIL
EVELYNE HAENNI P.O. Box 2705, 2305 Jasper Way Banff, AB T1L 1C4	200,000	200,000	NIL	NIL
BUNT HAER c/o Sunder Holdings Inc. 12356, 81A Avenue Surrey, BC V3W 0X8	5,000	5,000	NIL	NIL
DR. EDWARD G. HAUPTMANN 3870 Sharon Dr. W. Vancouver, BC V7V 2N3	667	667	NIL	NIL
BARRY HICKMAN #13, 5240 Oakmount Cr. Burnaby, BC V5H 4S1	33,334	33,334	NIL	NIL
CHERYL D. HUGHES 11815 Warren Place Delta, BC V4C 3K6	100,000	100,000	NIL	NIL
HANIF JIWA 14964 99A Avenue Surrey, BC V3R 7N1	50,000	50,000	NIL	NIL
ROD JOHNSTON #54 - 19060 Ford Road Pitt Meadows, BC V3Y 2M2	50,000	50,000	NIL	NIL
DEVINDER KAILA 6964 – 126th St. Surrey, BC V3W 4A5	5,000	5,000	NIL	NIL
MANJINDER S. KAILA 6964 – 126th St. Surrey, BC V3W 4A5	5,000	5,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
GURPREET KANG 6960 Culloden Street Vancouver, BC V5X 4J7	6,650	6,650	NIL	NIL
PAUL S. KANG 6569 Berkeley Street Vancouver, BC V5S 3J5	10,000	10,000	NIL	NIL
RUPINDER KANG 14327, 71A Avenue Surrey, BC V3W 2L8	10,000	10,000	NIL	NIL
NASH SADRUDIN KARIM 9 - 12988 84 Avenue Surrey, BC V3W 0K6	50,000	50,000	NIL	NIL
MUHAMMAD WASIM KHAN #104 – 12824 Anvil Way Surrey, BC V3W 8E7	1,000	1,000	NIL	NIL
ALEX KISH 9155 Hilltop Drive Prince George, BC V2N 2S5	257,100	257,100	NIL	NIL
RICK KISH Box 1145, 9160 Edal Street Fort Langley, BC V1M 2S5	123,550	123,550	NIL	NIL
GURTEJPAL S. KOONER 8778 - 129th Street Surrey, BC V3W 1E2	100,000	100,000	NIL	NIL
HARKAMALJIT KOONER 8778 129th Street Surrey, BC V3W 1E2	130,000	130,000	NIL	NIL
LAGO MARKETING (B.C.) LTD. 101 - 18760 96th Avenue Surrey, BC V4N 3P9 (Beneficial Owners: Rick Kish and Satnam Lali)	100,000	100,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
ERIN LALI 19652 86th Avenue Langley, BC V2Y 1Z5	100,000	100,000	NIL	NIL
HARINDER LALI 7289 Frederick Avenue Burnaby, BC V5J 3Y9	128,891	128,891	NIL	NIL
SATNAM LALI 19652 86th Avenue Langley, BC V2Y 1Z5	200,000	200,000	NIL	NIL
SATVINDER RICK LALI 19652 86th Avenue Langley, BC V2Y 1Z5	100,000	100,000	NIL	NIL
AMRIT LEHAL 14568 89th Avenue Surrey, BC V3B 8B2	100,000	100,000	NIL	NIL
DOROTHY LEIBEL RR3, S15, C20 Oliver, BC V0H 1T0	4,222	4,222	NIL	NIL
DERIC LEW #414 – 850 Burrard St. Vancouver, BC V6Z 2J1	1,000	1,000	NIL	NIL
CHRIS LIPPINGWELL 1925 Manning Avenue Port Coquitlam, BC V3B 1L3	31,853	31,853	NIL	NIL
GUY LOW 2615 Kitchener Street Vancouver, BC V5K 3C9	100,000	100,000	NIL	NIL
HAMISH JOHN A. MACDONALD #223 – 1917 W. 4th Ave. Vancouver, BC V6J 1M7	10,000	10,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
CHRISTINA MADAI 566 Fairway Drive North Vancouver, BC V7G 1L6	64,500	64,500	NIL	NIL
MIKE MAGRUM #2504 – 588 Broughton Vancouver, BC V6G 3E3	1,000	1,000	NIL	NIL
MOHINDER S. MAHAL 16645 87A Avenue Surrey, BC V4N 5B2	400,000	400,000	NIL	NIL
PARMJIT S. MAHAL 13976 Laurel Dr. Surrey, BC V3T 1A9	10,000	10,000	NIL	NIL
MAGGIE MATTER #314, 3883 Laurel St. Burnaby, BC V5G 4M8	500	500	NIL	NIL
SUSAN H. OLSEN 14947 Blackwood Lane White Rock, BC V4B 2A8	500	500	NIL	NIL
PAUL OTEMAN 3525 Mathers Ave. W. Vancouver, BC V7V 2K8	2,000	2,000	NIL	NIL
HARJIT PANESAR 10933 Scarborough Drive Delta, BC V4C 7W9	257,699	257,699	NIL	NIL
MARJORIE C. PEARY 940 McBriar Avenue Victoria, BC V8X 3L9	500,000	500,000	NIL	NIL
DARYL & WENDY POLLOCK 2927 Tower Hill W. Vancouver, BC V7V 2W6	20,000	20,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
GEORGE SHANE PORTER 16657 87A Ave. Surrey, BC V4N 5B2	35,000	35,000	NIL	NIL
RYSZARD POZNANSKI #310 – 3770 Manor Burnaby, BC V5G 4T5	14,000	14,000	NIL	NIL
BALDEV SINGH RAI 6659 142A St. Surrey, BC V3W 0P5	6,833	6,833	NIL	NIL
JAGDISH RAI 14621 81A Avenue Surrey, BC V3S 9Y4	7,000	7,000	NIL	NIL
SUKHDEV RAI 14176 Colebrook Road Surrey, BC V3S 0L2	150,000	150,000	NIL	NIL
BALWINDER RAO 12359 82nd Avenue Surrey, BC V3W 3E5	4,000	4,000	NIL	NIL
DAVID RENDINA 967 Heritage Blvd. N. Vancouver, BC V7J 3G6	667	667	NIL	NIL
DUNCAN ROBERTS 4 - 4141 Lougheed Highway Burnaby, BC	200,000	200,000	NIL	NIL
TOM ROUTTU 7566 2nd Street Burnaby, BC V3N 3R6	100,000	100,000	NIL	NIL
AMAN SANDHER 12493 73rd Avenue Surrey, BC V3W 0S9	1,000	1,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
DALJIT S. SANDHU 12365 - 82 Avenue Surrey, BC V3W 3E5	200,000	200,000	NIL	NIL
HARJAAP SANDHU 8511 112th Street Delta, BC V4C 4X1	13,000	13,000	NIL	NIL
HARJIT SANDHU 7579 Sinclair Crescent Surrey, BC V3W 4H2	105,691	105,691	NIL	NIL
NAVINDER SINGH SANDHU 12481 78A Avenue Surrey, BC V3W 7X1	3,000	3,000	NIL	NIL
RAJBIR SARAHAN #10, 6177 - 169 Street Surrey, BC V3S 9E8	50,000	50,000	NIL	NIL
LAWRENCE SCARPINO 11518 140th Street Surrey, BC V3R 3G8	1,000	1,000	NIL	NIL
ERMINIO SCHINA 15929 88A Avenue Surrey, BC V4N 2X9	1,000	1,000	NIL	NIL
RON SCHMITZ c/o PO Box 10356, Pacific Centre Vancouver, BC V7Y 1G5	5,000	5,000	NIL	NIL
TERENCE F. SCHORN 5353 Aspen Dr. W. Vancouver, BC V7W 3E4	495	495	NIL	NIL
TASNIM SHIVJI 18981 - 88th Avenue Surrey, BC V4N 3G5	50,000	50,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
ANCHATTAR SINGH SIDHU 606 - 13383 108th Avenue Surrey, BC V3W 5T6	50,000	50,000	NIL	NIL
JEET SIDHU 8484 141A Street Surrey, BC V3W 2T4	50,000	50,000	NIL	NIL
DALE SINCLAIR 32577 Willingdon Cres. Abbotsford, BC V2T 1S1	33,334	33,334	NIL	NIL
DEEPAK SINGH 14451 77th Avenue Surrey, BC V3S 9K8	50,000	50,000	NIL	NIL
GABRIELLE A. SUTCLIFFE 4355 Huxley Street Burnaby, BC V5G 3E8	5,000	5,000	NIL	NIL
HONG SOON TAN 321 Springer Avenue Burnaby, BC V5B 3K6	100,000	100,000	NIL	NIL
JULIE TOM #405 – 1958 E. 47th Ave. Vancouver, BC V5N 2W7	3,500	3,500	NIL	NIL
CHENG CHUN TU #21 - 9559 130A Street Surrey, BC V3V 5N9	30,000	30,000	NIL	NIL
SAID VAZIRI 2036 Lorraine Avenue Coquitlam, BC V3K 2M6	100,000	100,000	NIL	NIL
RAJINDER VIRK 12608 70A Avenue Surrey, BC V3W 2J4	500,000	500,000	NIL	NIL

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering
ANDREW WALKER 1896 29th Street W. Vancouver, BC V7V 4M8	20,000	20,000	NIL	NIL
ERIN WALMESLEY 2126 E. Kent Avnue South Vancouver, BC V5P 4X2	500	500	NIL	NIL
DAVID WARKENTIN 2709 Valemont Cres. Abbotsford, BC V2T 3V6	6,667	6,667	NIL	NIL
ALICE WONG 1360 W. King Edward Ave. Vanvouver, BC V6H 1Z9	115,000	115,000	NIL	NIL
STEPHEN YEE 5870 Beatrice Street Vancouver, BC V5P 3P9	1,000	1,000	NIL	NIL
SHANG YU #1212, 510 W. Hastings Street Vancouver, BC V6B 1L8	37,960	37,960	NIL	NIL
CLAUDIA L. ZAMBRANO #201, 1550 Duchess St. W. Vancouver, BC V7V 1P5	1,000	1,000	NIL	NIL

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 14,023,579 shares of common stock outstanding on August 8, 2003 .

Other than Paul S. Cowley who is a director and vice president, none of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

Plan Of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1	.	On such public markets or exchanges as the common stock may from time to time be trading;
2	.	In privately negotiated transactions;
3	.	Through the writing of options on the common stock;
4	.	In short sales; or
5	.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.15 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for trading of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1	.	The market price of our common stock prevailing at the time of sale;
2	.	A price related to such prevailing market price of our common stock; or
3	.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  Not engage in any stabilization activities in connection with our common stock

  Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane O’Neill Taylor, LLC, 2300 West Sahara Avenue, Suite 500, Box 18, Las Vegas, Nevada 89102.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of August 8, 2003 are as follows:

Name	Age	Office(s) Held

Martin Ermer	42	Director, President & Treasurer

Paul Cowley	46	Director & Vice President Exploration

Teresita Ortiz	33	Secretary

Gurmeet Sidhu	25	Vice President

Martin Ermer, our president, treasurer and director, from January 1998 to present, has been in charge of running the bottle production line at Molson Breweries and also dealing with various quantity controls of the release of the brewing process. From August 2002 to present, Mr. Ermer has been a director and officer of Georgia Basin Energy Ltd., a private company invested in oil and gas well interests in Jack County, Texas. In addition, Mr. Ermer holds a position since December 2002 as a director and officer of General Gas Corporation, a private company which currently owns 98.4% of the outstanding shares of Georgia Basin Energy Ltd. Mr. Ermer founded Paradise Products Ltd. in 1995, which manufacturers and distributes filter cleaning units for spas.

Paul Cowley is a professional geologist with 23 years of technical and managerial experience in North and South America. In addition to geological consulting which he has done since April of 1999 for companies such as Hope Bay Joint Venture and Cumberland Resources, he is presently vice president of exploration for Gold City Industries Ltd. a position he has held since May of 2000. From April 1997 through April 1999, he was a geological consultant for Alliance Mining Ltd. During the same period of time, he was also a geological consultant for Rampton Resource Corp. From August 1995 through

March 1997, Mr. Cowley was the program manager for BHP Minerals. >From March 1980 through August 1995 he was the senior geologist for BHP Minerals.

Teresita Ortiz, our secretary, obtained a masters degree in communications from The North Region Institute in Monterey, Mexico. Ms. Ortiz worked at Channel 2 in Monterey as a receptionist for eight months and was then promoted to co-producer of programs such as “Horrale Prino”, “Bailemos una Polca” and “Los Aficionados de Romulo”. Ms. Ortiz later founded, produced and directed her own program called “Desvelados”. From January 1998 to present, Ms. Ortiz has consulted in corporate and secretarial services for private companies. Since our inception, Ms. Ortiz has been our secretary and has provided us with secretarial services. Since December 2002, Ms. Ortiz holds a position as director and officer of General Gas Corporation, a private company which currently owns 98.4% of the outstanding shares of the private company Georgia Basin Energy Ltd.

Gurmeet Sidhu, one of our vice presidents, completed the first year of the Financial Planning Program at the British Columbia Institute of Technology in 2000. Mr. Sidhu held seasonal (June thru August) security positions for the Vancouver Courthouse in 1998 and Airport Park and Fly in 1999. Mr. Sidhu also worked as a salesperson for Group Telecom Canada from February to October 2000. April to June 2001, Mr. Sidhu was a technology salesperson for AT&T Mobility

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors.

We conduct our business through agreements with consultants and arms-length third parties.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of August 8, 2003 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) named executive officers, and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

	Name and address	Number of Shares	Percentage of
Title of class	of beneficial owner	of Common Stock	Common Stock (1)

Common Stock	Martin Ermer	2,500,000 shares	17.8%
	Director, President & Treasurer
	9330 Bothwell Drive
	Surrey, British Columbia
	Canada V4N 3G3

Common Stock	Teresita Ortiz	2,500,000 shares	17.8%
	Secretary
	18523 67A Avenue
	Surrey, British Columbia
	Canada V3S 9B5

Common Stock	Paul Cowley	1,001,000 shares	7.1%
	Director and Vice President
	207 – 270 West 1st Street
	North Vancouver, British Columbia
	Canada V7M 1B4

Common Stock	Gurmeet Sidhu	0 shares	0.0%
	Vice President
	9567 Nairn Place
	Surrey, British Columbia
	Canada V3V 6Y4

Common Stock	All Officers and Directors	6,001,000 shares	42.8%
	as a Group (4 persons)

(1)	The percent of class is based on 14,023,579 shares of common stock issued and outstanding as of August 8, 2003 .

It is believed by us that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description Of Securities

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 8, 2003 , there were 14,023,579 shares of our common stock issued and outstanding that were held by 116 stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation state that these provisions do not apply. Accordingly, we may be more susceptible to a takeover than would be the case if the sections applied.

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane O’Neill Taylor, LLC, our independent legal counsel, has provided an opinion on the validity of our common stock.

Morgan & Company, independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Morgan & Company has presented their report with respect to our audited financial statements. The report of Morgan & Company is included in reliance upon their authority as experts in accounting and auditing.

Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization Within Last Five Years

We were incorporated on March 14, 2002 under the laws of the state of Nevada.

Mr. Martin Ermer has been our president and director since our inception. Mr. Ermer acquired 3,000,000 shares of our common stock at a price of $0.001 per share on March 25, 2002. Mr. Ermer paid a total purchase price of $3,000 for these shares.

Ms. Teresita Ortiz has been our secretary since our inception. Ms. Ortiz acquired 3,000,000 shares of our common stock at a price of $0.001 per share on March 25, 2002. Ms. Ortiz paid a total purchase price of $3,000 for these shares.

Mr. Paul Cowley has been the Vice President of Exploration since June 30, 2002. Mr. Cowley acquired 500,000 shares of common stock at a price of $0.001 per share on June 30, 2002 from Mr. Ermer and 500,000 shares of common stock at a price of $0.001 per share on June 30, 2002 from Ms. Teresita Ortiz. Mr. Cowley paid a total purchase price of $1,000 for these shares. Mr. Cowley also acquired 1,000 shares of common stock at a price of $0.15 per share on October 31, 2002.

Description Of Business

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. At the present time, we hold a 70% interest in what we refer to as the Wool Bay mineral claim. Various stages of exploration of this mineral claim is required before a final determination as to its viability can be made. No commercially viable mineral deposit may exist on our mineral claim. Our plan of operations is to carry out exploration work on this claim in efforts to ascertain whether it possesses commercially viable deposits of diamonds. We can provide no assurance to investors that our mineral claim contains a mineral deposit until appropriate exploratory work is done and an evaluation based on that work concludes further work programs are justified. At this time, we have no reserves on our mineral claim.

Acquisition of the Wool Bay Mineral Claim

In May 2002, we entered into an option agreement which was formalized on July 5, 2002 and later amended in April 2003 with 4763 NWT Ltd., a company incorporated under the laws of the Northwest Territories, with respect to the Wool Bay property. By virtue of the amended option agreement, we have acquired a 70% undivided interest in and to the Wool Bay property in consideration for a payment of $2,000. As a result, all property work requirements set out in the original option agreement have been waived and deemed completed. 4763 NWT Ltd. currently holds 20,000 of our common shares. In addition, 4763 NWT Ltd. shall be entitled to receive a gross overriding royalty (“GOR”) equal to 2.5% of all products mined and removed from the Wool Bay property. At our discretion, we may buy down 1% of the GOR for $1,600,000.

As a result of acquiring the option for a 70% interest in the Wool Bay property, we have formed a joint venture with 4763 NWT Ltd. with respect to further work. We hold a 70% interest in the joint venture and

4763 NWT Ltd. holds a 30% interest in the joint venture. Notwithstanding the waiver of the work obligations in the option agreement, 4763 NWT Ltd. is not obligated to contribute its share of any work programs under the Joint Venture Agreement until our aggregate expenditures equal $16,000. Other than 20,000 common shares issued in connection with the acquisition, 4763 NWT Ltd. is not related in any way to our company, its officers, directors, associates or affiliates. The agreement was negotiated at arms length.

Description of the Wool Bay Mineral Claim

The Wool Bay property consists of one mineral claim, named WBL 1, located approximately 24 kilometers southeast of Yellowknife, Northwest Territories, Canada. The claim is geographically centered on 62° 16’N latitude and 114° 08’W longitude. The mineral claim, totaling approximately 206 acres, was staked on March 29, 2002 and recorded on April 30, 2002 under the terms of the Canadian Mining Regulations by the Mining Recorders Office in Yellowknife, Northwest Territories. The property comprises a total area of approximately 206 acres, located 24 kilometers from the town of Yellowknife. This is an essentially undeveloped area in northern Canada. We hold a 70% interest in the joint venture and 4763 NWT Ltd. holds a 30% interest in the WBL 1 mineral claim.

An annual winter ice road ploughed from Yellowknife used to transport heavy equipment and bulk supplies to northern mines passes one kilometer south of the Wool Bay property and is available for hauling from mid-January to the end of March each year. The final one kilometer to the Wool Bay claim could easily be extended by ploughing, thus providing daily 4x4 truck transport of crews, supplies, and equipment to the claim during these winter periods. Otherwise, the area is directly accessible by boat, snow-machine, helicopter, or ski and float equipped fixed wing aircraft from Yellowknife, depending on the season.

The climate is Arctic with a short summer season from mid-June to mid-September. Certain ground surveys including geophysics and drilling can be conducted into late October and before spring ice break-up between mid-February and the end of April. Winters are severe, with snow and cold associated with extremely short to no daylight hours. Access to the Wool Bay mineral claim may be restricted through some of the year due to weather in the area. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities.

Approximately 70% of the mineral claim is water covered. The remaining portion consists of landscape with minor elevation differences and 80% bedrock exposure. Overlying the bedrock is thin and glacial material. Vegetation consists of black spruce, popular and willow trees.

The Wool Bay Mineral claim covers a single circular magnetic low response approximately 325 metres in diameter with coincident horizontal loop electromagnetic (HLEM) conductors. Local variations in the earth’s magnetic strengths can be measured by sensitive geophysical instruments. The magnetic low indicates that there is a relatively lower local magnetic strength in comparison to its surrounding area. A horizontal loop electromagnetic survey is a geophysical survey that measures subtle local naturally occurring electromagnetic currents. The source of these geophysical responses is unknown as it lies under water. Bedrock flanking to the response is of two rock types that exhibit similar magnetic strengths, thus cannot explain the relative magnetic low difference. Although kimberlites have a wide variety of magnetic and/or electromagnetic responses, one combination is as seen at the Wool Bay property. Although the magnetic and HLEM responses at the Wool Bay property may be due to a number of possibilities, including rock type changes and magnetic variability within rock types, the response may be the result of a kimberlite pipe. A kimberlite pipe is a deep (>150 kilometers) rooted volcanic eruptions shaped like a carrot that can host diamonds.

Planned operations with respect to the mineral claim.

We engaged the services of Mr. Robert F. Brown to prepare a geological evaluation report on the Wool Bay mineral claim. Mr. Brown is a consulting geologist and registered professional engineer in the Geological Section of the Association of Professional Engineers of the Province of British Columbia, Canada. He visited the site in July, 2002, and issued us his report on December 12, 2002.

Our exploration efforts with respect to the claim will be directed at locating kimberlite pipe, and its evaluation for diamond content. Although diamonds occur in a number of natural occurrences including unconsolidated and consolidated sediments, meteorites, and high-pressure metamorphic rocks, the most successful source of diamonds in northern Canada has been in kimberlites. Kimberlites are CO2 and H2O rich rocks that have a distinctive inequigranular texture. Kimberlites act as a transportation agent, bringing diamonds from within the diamond stability field, that being a depth greater than 150 kilometers, to the surface. Key to exploration for diamondiferous kimberlites, as many geological environments host kimberlite intrusions, are regions underlain by ancient mantle crust such as the Slave craton in which the Wool Bay property is located. Diamonds are only likely to survive their assent to the surface in areas underlain by these cool mantle roots.

Exploration for kimberlite pipes in northern Canada, has relied on various methods including geophysical surveys (magnetic, gravity, electro-magnetic, seismic, and radiometric), prospecting, and bulk sampling. As kimberlites are rare rocks which generally do not outcrop well, exploration methods must be capable of finding a hidden target.

In January of 1997, Peregrine Surveys flew a high definition helicopter borne total field magnetic survey over the Wool Bay area. The survey outlined a distinct circular magnetic low. The magnetic low may represent a kimberlite pipe. In April of 1998, Covello, Bryan and Associated conducted ground total field magnetic and horizontal loop electromagnetic (“HLEM”) geophysical surveys over the airborne circular magnetic low. The ground magnetic geophysical survey confirmed the air borne survey and outlined a circular magnetic low. The HLEM survey outlined six weak to moderate responses. The conductive responses may be due to weathered kimberlite.

Mr. Brown has recommended to us the following exploration program with respect to our mineral claim.

Mr. Brown recommends a two-phase exploration program to determine if the circular magnetic low on the property is a covered kimberlite pipe. The first phase will consist of a winter gravity survey over the magnetic target, and the second phase, contingent upon the success of the first phase, will consist of a single drill hole to test the combined magnetic low and HLEM geophysical target at the Wool Bay property.

Phase 1 will consist of a gravity survey designed to better define the boundaries of the magnetic low. The results from the gravity survey could improve the character of the magnetic low and support the speculation of a kimberlite pipe. Costs to rent the equipment ($450 / day), locate stations (200 meter centres), complete the survey (3 days), and process and plot the data are estimated at $4,500.

Phase 2 will consist of a single 100-meter long hole steeply angled into the target should adequately test for the source of the magnetic low, and HLEM responses. Estimated all up costs, including mobilization/drilling/assaying/supervision, will be around $160 per meter for total costs of $16,000. Mr. Brown is of the opinion that the Wool Bay property is of sufficient merit to justify the exploration program recommended.

We have accepted the recommendations of Mr. Brown’s report. We have recently commenced Phase 1 of the exploration program. However, we have not completed Phase 1 of the exploration program due to weather conditions. We will proceed with Phase 2 if the results of Phase 1 are favourable. We believe that our current liquid resources are sufficient to conduct Phase 1 and Phase 2 of our exploration program.

Competition

The mineral exploration industry, in general, is intensively competitive and particularly the diamond industry. Numerous factors may affect the marketability of diamonds. These factors include market fluctuations, the proximity and capacity of markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, and land use. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result our not receiving an adequate return on invested capital.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Northwest Territories. The process by which claims are acquired and held in the Northwest Territories is laid out in the Canada Mining Regulations. All aspects of mineral title are administered through the Mineral Titles office in Yellowknife, Northwest Territories.

Claims are entitled to be held for a period of 10 years from the date the claim is recorded, if a) during the two year period immediately following recording of the claim at least $4 per acre of representative work is performed, plus appropriate fees paid, and b) thereafter during each subsequent one year period at least $2 per acre of representative work is performed, plus appropriate fees paid.

The claims may be brought to lease on the 10th anniversary of the recording of the claim subject to regulatory details. A lease is valid for 21 years. If a claim is not brought to lease it will be forfeited. One month after the 10th anniversary date of a mineral claim the Mining Recorder issues a “Claims Lapse Notice”. A “Lease Application” must be received from the claim holder within two months of the Claims Lapse Notice or the claim will be forfeited. With the Lease Application the claim holder must include a record of work on the claim, payment of 1st years rent of $1.00 per acre annual rental plus $25/claim lease fee, plus the legal survey of the claim. “Request for Relief“ asking for an extension of submission of the legal survey plan, for up to one year, is available and is of particular importance as survey work is only practicably completed during the summer months.

The Mineral Resources directorate located in Hull, Quebec promotes development of mineral resources in the Northwest Territories through policies and legislation. The Mineral Resources directorate operates through Indian and Northern Affairs Canada, a department of the federal government of Canada. It administers mineral title pursuant to the Canada Mining Regulation. It monitors and inspects to ensure compliance with legislation, assesses and collects Crown royalties payable under the Canada Mining Regulations. It conducts independent diamond valuations to ensure a fair royalty return to the Crown. Details of the regulations are available through the Indian and Northern Affairs web site at http://www.ainc-inac.gc.ca/ps/nap/minmin_e.html. The Mineral Resources directorate participates in environmental assessment of northern mining projects, mineral resource assessment, and land use planning.

To conduct land use activities such as camp construction, diamond drilling, etc., a Land Use Permit (Class A or B, depending upon the scale of the proposed operations), issued under authority of the Territorial Land Use Regulations, must be obtained from the Department of Indian Affairs and Northern Development, Yellowknife, Northwest Territories. Land Use Permits fees start at approximately $150 and increase for areas greater than 5 acres at a rate of about $35 for every 2.47 acres disturbed. The permitting process is lengthy, requiring up to two months or more to complete. Presently, we applied for a drilling permit for the Wool Bay property and the process to obtain the permit is still ongoing. In particular, the permitting process has moved to second stage of environmental review. The Company expects to receive a response to the permit application by the Fall of this year. Phase 1 has commenced and the Company does not expect any disturbance to the ground to occur. No permits are required to conduct an exploration program involving minimal physical disturbance to the property. Thus, no permit is required for the Company’s Phase 1 geophysical gravity survey. However, a permit is required prior to commencing Phase 2 of the exploration program. The Company expects to commence Phase 2 of the exploration program in February of 2004.

With the expenditures expected in the Phase 1 and 2 programs, the WBL1 claim will be in good standing for the 10 year exploration maximum allowed.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. Waste removal may require permits if the proposed exploration activities are significantly large enough to warrant them. Waste removals refer to the disposal of rock materials removed from the earth which must be reclaimed . The amount of these costs is not known at this time as we do not know the size, quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position.

Employees

Other than our four officers who may be considered employees, the Company has no employees.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have no subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, every registrant under the Securities Act of 1933 must file an annual report for at least the fiscal year in which the registration statement under the Securities Act of 1933 became effective. Concurrent with the effectiveness of this registration statement, we will become a reporting company. Thereafter, periodic reports will be filed with the Securities and Exchange Commission and annual reports will be delivered to security holders as required. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, proxy and information statements, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC Internet site (http://www.sec.gov) and performing a search of North American General Resources Corp.’s electronic filings. The public may read and copy any materials twe file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Plan of Operations

We have recently commenced Phase one of the exploration program. We expect the total cost for our planned two-phase exploration program on the Wool Bay mineral claim to be approximately $20,500 to assess the property’s potential to host commercially viable diamond deposits. Phase one, consisting of a gravity survey designed to better define the boundaries of the magnetic low. The results from the gravity survey could improve the character of the magnetic low and support the speculation of a kimberlite pipe. Costs to rent the equipment will be estimated at $450 a day. In addition, locating stations (200 meter centers), completing the survey ( 3 days), and processing and plotting the data will cost approximately $4,500. Pending favorable results from Phase one, we plan to undertake a second phase consisting of drilling a single 100-meter long hole steeply angled into the target to test the source of the magnetic low and HLEM responses. The cost for Phase two could be broken down as follows; wages at $3000, direct drilling contractor costs at $5,500, equipment rental and fuel at $1500, cost of mobilization and demobilization at $3500, and room and accommodation for crews at $2500. Total cost for Phase two will cost approximately $16,000. We had $51,189 in cash reserves as of April 30, 2003. Accordingly, we have commended phase one and will be able to proceed with phase two of the exploration program without additional financing. Due to weather conditions, we have not been able to complete Phase one of the exploration program. We believe that we will be able to complete the remainder of Phase one of the exploration program by fall of this year.

Despite the delay in our exploration program, we believe both phases of the exploration program can be accomplished by the end of March, 2004.

During this exploration stage, our president will only be devoting approximately 6 hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work has been and will continue to be performed by outside consultants on a project by project basis as required. At this time, we currently do not have any formal ongoing consulting agreements in place. We did engage Mr. Brown as an outside consultant on a one time only basis to evaluate the mineral property and to provide recommendations as to an exploration program. We did not have a formal consulting agreement with Mr. Brown. In the future, if the demands of our business require more business time of Mr. Ermer, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to adjust his timetable to devote more time to our business. However, it is possible that Mr. Ermer may not be able to devote sufficient time to the management of our business at the times needed.

If additional work is recommended following phase two, additional funding may be required. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we may not be able to raise sufficient funding from the sale of our common stock to fund additional phases, if any, of the exploration program. We believe that debt financing will not be an alternative for funding additional phases of the exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. Traditional debt financing is not available at the early stages of exploration in which we are currently involved. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur the following expenses over the next twelve months:

1.	$20,500 in connection with the completion of the phase one and phase two of our recommended geological work program;

2.	$20,000 for operating expenses, including professional legal and accounting expenses associated with our becoming a reporting issuer under the Securities Exchange Act of 1934;

We had cash in the amount of $51,189 as of April 30, 2003. Our total expenditures over the next twelve months are anticipated to be approximately $40,500. Accordingly, we will not require additional financing to fund our operations for the next twelve months. In the next twelve months, we do not plan to make any purchases or sales of significant equipment, nor do we plan to make any significant changes in our number of employees.

Additional financing, if needed, may not be available. If we do not obtain additional financing necessary to conduct our exploration, we may consider bringing in an additional joint venture partner to provide the required funding. We have not undertaken any efforts to locate a joint venture partner. In addition, we may not ever be able to locate a joint venture partner who will assist us in funding our exploration of the Wool Bay mineral claim.

Results of operations for period ending April 30, 2003

We did not earn any revenues during the period ending April 30, 2003. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of diamonds on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

We incurred operating expenses in the amount of $139,064 for the period from inception on March 14, 2002 to April 30, 2003. These operating expenses included: (a) $9,343 in connection with our acquisition the Wool Bay mineral claim, (b) management fees of $70,988, (c) professional fees in the amount of $39,774 in connection with our corporate organization and documentation, and (d) other expenses totaling $18,959. During the next twelve months we will incur exploration costs and the professional fees to be incurred in connection with the filing of amendments to this registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We incurred a loss in the amount of $139,064 for the period from inception to April 30, 2003. Our loss was attributable entirely to operating expenses.

Liquidity and Capital Resources

We had cash of $51,189 as of April 30, 2003, and had working capital of $37,934 as of April 30, 2003.

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Description Of Property

We have acquired the right to acquire a 70% undivided interest to a mineral claim known as the Wool Bay mineral property located approximately 24 kilometers southeast of Yellowknife, in the Northwest Territories, Canada. We do not own any real property other than the option in the claim. At the present time we maintain a corporate office at Suite 80 - 8190 King George Highway, Surrey, British Columbia, Canada, V3W 5B7 which is the residence of our corporate secretary, Elaine Chartier. We are paying US $200 a month to Ms. Chartier for bookkeeping and partial use of her residence as an office.

Certain Relationships And Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:
Any of our directors or officers;

  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters;
  Any relative or spouse of any of the foregoing persons who has the same house as such person.

Mr. Martin Ermer has been our president and director since our inception. Mr. Ermer acquired 3,000,000 shares of our common stock at a price of $0.001 per share on March 25, 2002. Mr. Ermer paid a total purchase price of $3,000 for these shares.

Ms. Teresita Ortiz has been our secretary since our inception. Ms. Ortiz acquired 3,000,000 shares of our common stock at a price of $0.001 per share on March 25, 2002. Ms. Ortiz paid a total purchase price of $3,000 for these shares.

Mr. Paul Cowley has been the Vice President of Exploration since June 30, 2002. Mr. Cowley acquired 500,000 shares of common stock at a price of $0.001 per share on June 30, 2002 from Mr. Ermer and 500,000 shares of common stock at a price of $0.001 per share on June 30, 2002 from Ms. Teresita Ortiz. Mr. Cowley paid a total purchase price of $1,000 for these shares. Mr. Cowley also acquired 1,000 shares of common stock at a price of $0.15 per share on October 31, 2002.

Market For Common Equity And Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stock and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. We have priced our stock at $.15 a share thus these shares are subject to penny stock rules. Accordingly, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had 116 registered shareholders.

Rule 144 Shares

A total of 5,000,000 shares of our common stock will be available for resale to the public after March 25, 2003 in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933. The following additional shares of our common stock will also be available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933: 20,000 shares after May 31, 2003; 8,300,284 shares after June 30, 2003; and 703,295 shares after October 31, 2003.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 140,235 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 6,001,000 of the total shares that may be sold, at least partially, pursuant to Rule 144. 5,000,000 of such shares may be sold after March 25, 2003, 1,000,000 shares may be sold after June 30, 2003, and 1,000 shares may be sold after October 31, 2003.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the NASD over-the-counter bulletin board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the over-the-counter bulletin board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through October 31, 2002.

Name	Title	Annual Compensation				Long Term Compensation
		Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Martin Ermer	President, Treasurer and Director	2002	$15,417	0	0	0	0	0	0
Gurmeet Sidhu	Vice President	2002	$13,321	0	0	0	0	0	0
Teresita Ortiz	Secretary	2002	$15,417	0	0	0	0	0	0

We do not pay our directors any compensation for serving on our board of directors.

Stock Option Grants

We did not grant any stock options to the executive officers or directors from inception through April 30, 2003. We have also not granted any stock options to the executive officers since April 30, 2003.

Financial Statements

Index to Financial Statements:

1.	Audited consolidated financial statements for the period ended October 31, 2002, including:

	(a)	Auditors' Report

	(b)	Balance Sheet;

	(c)	Statement of Loss and Deficit;

	(d)	Statement of Cash Flows;

	(e)	Statement of Stockholders' Equity; and

	(f)	Notes to Financial Statements.

2.	Unaudited consolidated financial statements for the period ended April 30, 2003 , including:

	(a)	Balance Sheet;

	(b)	Statement of Loss and Deficit;

	(c)	Statement of Cash Flows;

	(d)	Statement of Stockholders' Equity; and

	(e)	Notes to Financial Statements.

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

FINANCIAL STATEMENTS

OCTOBER 31, 2002
(Stated in U.S. Dollars)

INDEPENDENT AUDITORS' REPORT

To the Directors
North American General Resources Corporation
(An exploration stage company)

We have audited the balance sheet of North American General Resources Corporation (an exploration stage company) as at October 31, 2002 and the statements of loss and deficit accumulated during the exploration stage, cash flows, and stockholders’ equity for the period from March 14, 2002 (date of inception) to October 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2002 and the results of its operations and cash flows for the period from March 14, 2002 (date of inception) to October 31, 2002, in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in to Note 1 to the financial statements, the Company incurred a net loss of $90,881 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its exploration activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Morgan & Company”

November 6, 2002	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

BALANCE SHEET

OCTOBER 31, 2002
(Stated in U.S. Dollars)

ASSETS

Current
Cash	$76,217
Prepaid expense	11,495

87,712
Mineral Property Interest (Note 3)	-
Website Development Costs	1,000

$88,712

LIABILITIES

Current
Accounts payable	$3,184

SHAREHOLDER’S EQUITY

Share Capital
Authorized:
100,000,000 common shares with a par value of $ 0.001 per share
100,000,000 preferred shares with a par value of $0.001 per share

Issued:
14,023,579 common shares	14,023

Additional paid-in capital	170,493

Share subscriptions receivable	(19,602)

Deficit Accumulated During The Exploration Stage	(79,386)

85,528

$88,712

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

STATEMENT OF LOSS AND DEFICIT

PERIOD FROM INCEPTION, MARCH 14, 2002, TO OCTOBER 31, 2002
(Stated in U.S. Dollars)

Expenses
Mineral property option payment and exploration expenditures	$9,062
Professional fees	8,952
Consulting fees	4,959
Management fees	44,155
Travel	2,087
Promotion	8,676
Office and sundry	1,495

Net Loss For The Period And Deficit, End Of Period	$79,386

Basic And Diluted Loss Per Share	$0.01

Weighted Average Number Of Shares Outstanding	11,480,831

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

PERIOD FROM INCEPTION, MARCH 14, 2002, TO OCTOBER 31, 2002
(Stated in U.S. Dollars)

Cash Flows From Operating Activities
Net loss for the period	$(79,386)

Adjustments To Reconcile Net Loss To Net Cash Used By Operating
Activities
Change in prepaid expense	(11,495)
Change in accounts payable	3,184
Shares issued for other than cash	20

(87,677)

Cash Flows From Financing Activity
Issue of common stock	164,894

Cash Flows From Investing Activity
Website development costs	(1,000)

Increase In Cash And Cash, End Of Period	$76,217

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM INCEPTION, MARCH 14, 2002, TO OCTOBER 31, 2002
(Stated in U.S. Dollars)

	COMMON STOCK

					DEFICIT
	NUMBER				ACCUMULATED
	OF		ADDITIONAL	SHARE	DURING THE
	COMMON	PAR	PAID-IN	SUBSCRIPTIONS	EXPLORATION
	SHARES	VALUE	CAPITAL	RECEIVABLE	STAGE	TOTAL

Shares issued for cash at
$0.001	6,000,000	$6,000	$-	$-	$-	$6,000
Shares issued to acquire
mineral property interest
$0.001	20,000	20	-	-	-	20
Shares issued for cash at
$0.01	7,300,284	7,300	65,703	-	-	73,003
Shares issued for cash at
$0.15	703,295	703	104,790	(19,602)	-	85,891
Net loss for the period	-	-	-	-	(79,386)	(79,386)

Balance, October 31,
2002	14,023,579	$14,023	$170,493	$(19,602)	$(79,386)	$85,528

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2002
(Stated in U.S. Dollars)

1.

OPERATIONS

Organization

The Company was incorporated in the State of Nevada, U.S.A., on March 14, 2002.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $79,386 for the period from March 14, 2002 (inception) to October 31, 2002, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.

SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2002
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)

Mineral Property Payments and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

b)

Website Development Costs

Software development costs represent capitalized costs of design, configuration, coding, installation and testing of the Company’s website up to its initial implementation. Upon implementation, the asset will be amortized to expense over its estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred.

c)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

	d)	Foreign Currency Translation The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2002
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 –“Accounting for Income taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

f)

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At October 31, 2002, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

3.

MINERAL PROPERTY INTEREST

On May 18, 2002, the Company acquired an option to earn a 70% undivided interest in a mineral claim located in the Mackenzie District of Nunavut, Canada.

In order to earn its interest, the Company is required to:

	i)	pay $6,400 on execution of the agreement;
	ii)	issue 20,000 common shares of the Company on execution of the agreement;
	iii)	incur $2,560 per year for four years on exploration expenditures.

The agreement is also subject to a gross overriding royalty equal to 2.5% of all products mined and removed from the property. At the discretion of the Company, the royalty can be reduced to 1.5% by the payment of $1,600,000.

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2002
(Stated in U.S. Dollars)

4.	CONTINGENCIES

a)
The Company has acquired an option to earn a 70% interest in a mineral property. In order to maintain the option, the Company must satisfy the terms of the option agreement described in Note 3. Upon satisfying the terms of the option agreement, the Company will be deemed to have acquired a 70% interest in the property, and will be governed by a joint venture agreement with the optionor under which the parties will participate in future expenditures on the property proportional to each party’s interest.

b)
There are several governmental regulations that materially restrict mining regulations. The Company is subject to the laws of the Northwest Territories in Canada. In order to maintain its interest in the property, the Company is required to incur a minimum of annual representative work or the property is forfeited.

5.	RELATED PARTY TRANSACTION During the period ended October 31, 2002, three directors were paid $44,155 for management services.

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

FINANCIAL STATEMENTS

APRIL 30, 2003
(Unaudited)
(Stated in U.S. Dollars)

F-1

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

INTERIM BALANCE SHEET
(Unaudited)
(Stated in U.S. Dollars)

	APRIL 30 2003	OCTOBER 31 2002

ASSETS

Current
Cash	$51,189	$76,217
Prepaid expense	-	11,495

	51,189	87,712

Website Development Costs	1,000	1,000
Capital Assets	6,518	-

	$58,707	$88,712

LIABILITIES

Current
Accounts payable and accrued liabilities	$5,537	$3,184
Due to related company	7,718	-

	13,255	3,184

SHAREHOLDERS’ EQUITY

Share Capital
Authorized:
100,000,000 common shares with a par value of $0.001
per share
100,000,000 preferred shares with a par value of $0.001
per share

Issued:
14,023,579 common shares	14,023	14,023

Additional paid-in capital	170,493	170,493

Share subscriptions receivable	-	(19,602)

Deficit Accumulated During The Exploration Stage	(139,064)	(79,386)

	45,452	85,528

	$58,707	$88,712

F-2

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

INTERIM STATEMENT OF LOSS
(Unaudited)
(Stated in U.S. Dollars)

			PERIOD FROM
	THREE	SIX	INCEPTION
	MONTHS	MONTHS	MARCH 14
	ENDED	ENDED	2002 TO
	APRIL 30	APRIL 30	APRIL 30
	2003	2003	2003

Expenses
Mineral property option payment and
exploration expenditures (Note 4)	$-	$281	$9,343
Professional fees	16,993	30,822	39,774
Consulting fees	-	-	4,959
Management fees	9,252	26,833	70,988
Travel	920	920	3,007
Promotion	-	-	8,676
Office and sundry	342	822	2,317

Net Loss For The Period	$27,507	$59,678	$139,064

Basic And Diluted Loss Per Share	$0.01	$0.01

Weighted Average Number Of Shares
Outstanding	14,023,579	14,023,579

F-3

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

INTERIM STATEMENT OF CASH FLOWS
(Unaudited)
(Stated in U.S. Dollars)

			PERIOD FROM
	THREE	SIX	INCEPTION
	MONTHS	MONTHS	MARCH 14
	ENDED	ENDED	2002 TO
	APRIL 30	APRIL 30	APRIL 30
	2003	2003	2003

Cash Flows From Operating Activities
Net loss for the period	$(27,507)	$(59,678)	$(139,064)

Adjustments To Reconcile Net Loss To Net
Cash Used By Operating Activities
Change in prepaid expense	6,914	11,495	-
Change in accounts payable and accrued
liabilities	539	2,353	5,537
Shares issued for other than cash	-	-	20

	(20,054)	(45,830)	(133,507)

Cash Flows From Financing Activities
Advances from related company	7,718	7,718	7,718
Share subscriptions	-	19,602	-
Issue of common stock	-	-	184,496

	7,718	27,320	192,214

Cash Flows From Investing Activities
Purchase of capital assets	(6,518)	(6,518)	(6,518)
Website development costs	-	-	(1,000)

	(6,518)	(6,518)	(7,518)

Increase (Decrease) In Cash	(18,854)	(25,028)	51,189
Cash, Beginning Of Period	70,043	76,217	-

Cash, End Of Period	$51,189	$51,189	$51,189

F-4

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

INTERIM STATEMENT OF STOCKHOLDERS’ EQUITY

APRIL 30, 2003
(Unaudited)
(Stated in U.S. Dollars)

	COMMON STOCK

					DEFICIT
	NUMBER				ACCUMULATED
	OF		ADDITIONAL	SHARE	DURING THE
	COMMON	PAR	PAID-IN	SUBSCRIPTIONS	EXPLORATION
	SHARES	VALUE	CAPITAL	RECEIVABLE	STAGE	TOTAL

Shares issued for cash at
$0.001	6,000,000	$6,000	$-	$-	$-	$6,000
Shares issued to acquire
mineral property interest
at $0.001	20,000	20	-	-	-	20
Shares issued for cash at
$0.01	7,300,284	7,300	65,703	-	-	73,003
Shares issued for cash at
$0.15	703,295	703	104,790	(19,602)	-	85,891
Net loss for the period	-	-	-	-	(79,386)	(79,386)

Balance, October 31,
2002	14,023,579	14,023	170,493	(19,602)	(79,386)	85,528

Share subscriptions
received	-	-	-	19,602	-	19,602
Net loss for the period	-	-	-	-	(59,678)	(59,678)

Balance, April 30, 2003	14,023,579	$14,023	$170,493	$-	$(139,064)	$45,452

F-5

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

APRIL 30, 2003
(Unaudited)
(Stated in U.S. Dollars)

1.

BASIS OF PRESENTATION

The unaudited financial statements as of April 30, 2003 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the October 31, 2002 audited financial statements and notes thereto.

2.

OPERATIONS

Organization

The Company was incorporated in the State of Nevada, U.S.A., on March 14, 2002.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $139,064 for the period from March 14, 2002 (inception) to April 30, 2003, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its mineral properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

F-6

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

APRIL 30, 2003
(Unaudited)
(Stated in U.S. Dollars)

2.

SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)

Mineral Property Payments and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

b)

Website Development Costs

Software development costs represent capitalized costs of design, configuration, coding, installation and testing of the Company’s website up to its initial implementation. Upon implementation, the asset will be amortized to expense over its estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred.

	c)	Capital Assets and Amortization Office equipment is recorded at cost and amortized on the declining balance basis at the rate of 20% per annum.

d)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

F-7

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

APRIL 30, 2003
(Unaudited)
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Foreign Currency Translation The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

f)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 –“Accounting for Income taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

g)

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At April 30, 2003, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

F-8

NORTH AMERICAN GENERAL RESOURCES CORPORATION
(An Exploration Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

APRIL 30, 2003
(Unaudited)
(Stated in U.S. Dollars)

4.	MINERAL PROPERTY INTEREST

By an agreement dated May 18, 2002, as amended, the Company acquired an option to earn a 70% undivided interest in a mineral claim located in the Mackenzie District of Nunavut, Canada.

In order to earn its interest, the Company is required to:

	i)	pay $6,400 on execution of the agreement;
	ii)	issue 20,000 common shares of the Company on execution of the agreement;
	iii)	make additional cash payment of $1,380.

In addition, the optionor is not obligated to contribute its share of any work program under the joint venture agreement until the Company has incurred $10,240 on exploration expenditures.

The 20,000 common shares issued on execution of the mineral property option agreement were issued in May 2002 at fair value of $0.001 per share. The fair value was established by reference to consideration paid for shares previously issued which was $0.001 per share.

The agreement is also subject to a gross overriding royalty equal to 2.5% of all products mined and removed from the property. At the discretion of the Company, the royalty can be reduced to 1.5% by the payment of $1,600,000.

5.	CONTINGENCIES

a)
The Company has acquired an option to earn a 70% interest in a mineral property. In order to maintain the option, the Company must satisfy the terms of the option agreement described in Note 4. Upon satisfying the terms of the option agreement, the Company will be deemed to have acquired a 70% interest in the property, and will be governed by a joint venture agreement with the optionor under which the parties will participate in future expenditures on the property proportional to each party’s interest.

b)
There are several governmental regulations that materially restrict mining regulations. The Company is subject to the laws of the Northwest Territories in Canada. In order to maintain its interest in the property, the Company is required to incur a minimum of annual representative work or the property is forfeited.

6.	RELATED PARTY TRANSACTION During the period ended April 30, 2003, three directors were paid $26,833 for management services.

F-9

Changes In And Disagreements With Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Until 90 days following the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.